Exhibit 10.1

DROPCAR, INC.

FORM OF LETTER AGREEMENT

August 31, 2018

Dear Warrant Holders,

The Warrant ledger of DropCar, Inc. (“DropCar”) indicates that you own the Series H-4 Warrant to purchase shares of DropCar common stock, par value $0.0001 per share (the “Common Stock”) identified on Schedule A hereto (the “Warrants”) and shares of Series H-4 Convertible Preferred Stock identified on Schedule A hereto (the “H-4 Shares”). The Warrants were issued pursuant to Section 2 of that certain Securities Purchase Agreement dated as of March 8, 2018. Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Securities Purchase Agreement and the Warrants.

Nasdaq Listing Rule 5635(d) requires DropCar to obtain stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving (i) the sale, issuance or potential issuance by DropCar of Common Stock (or securities convertible into or exercisable for Common Stock) at a price less than the greater of book or market value which equals 20% or more of the outstanding Common Stock or 20% or more of the voting power outstanding before the issuance; or (ii) the sale, issuance or potential issuance by DropCar of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the outstanding Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. For purposes of this Letter Agreement, DropCar cannot issue in excess of 1,561,596 shares of Common Stock without stockholder approval (the “Exercise Cap”).

DropCar desires that you exercise your permissible pro rata amount of Warrants pursuant to Nasdaq Listing Rule 5635(d) in order to generate cash funds for DropCar. To accomplish this goal, DropCar is willing to reduce the Exercise Price of the Warrants and issue you an additional warrant to purchase Common Stock on terms nearly identical to the terms of the Warrants, as an inducement to you to presently exercise for cash your pro rata portion of the Warrants. Notwithstanding anything herein to the contrary, in the event your exercise of the Warrants would otherwise cause you to exceed the Maximum Percentage, DropCar shall only issue to you such number of Warrant Shares that would not cause you to exceed the maximum number of Warrant Shares permitted thereunder with the balance to be held in abeyance until notice from you that the balance (or portion thereof) may be issued in compliance with such limitations. In lieu of presently issuing all of the Warrant Shares, DropCar shall be obligated to issue to you, and you shall have the right to the issuance of, the number of Warrant Shares equal to the difference between your pro rata portion of the Exercise Cap less the number of Warrant Shares issuable to you without violating the Maximum Percentage, subject to adjustment hereunder (the “Reserved Shares” and such right, the “Right”).

DropCar hereby temporarily allows the Warrants to be exercised for an Exercise Price equal to $0.60. The reduction of the Exercise Price shall be effective only from the date hereof through 5:00 P.M. Eastern Standard Time on September 4, 2018 (“End Date”). During that time the Warrants will be able to be exercised to buy some or all of the Warrant Shares on the preferential terms described in this Letter Agreement on a cash only basis as described in Section 1(a) of your Warrant. If any holder of Warrants has not accepted the offer set forth in this Letter Agreement by the End Date, such holders’ pro rata amount of Warrant Shares eligible to be exercised pursuant to the terms of this Letter Agreement will be allocated to the respective pro rata allocations of the other Warrant holders on a pro rata basis in proportion to the Warrant Shares underlying the Warrants then held by each other Warrant holder. Your initial allocation will be your pro rata amount of the Exercise Cap, provided, however, that if other Warrant holders do not accept the offer set forth in this Letter Agreement, you will be permitted to exercise an additional amount of Warrants. Please indicate on the signature page hereto the maximum number of Warrant Shares you desire to exercise. Except as otherwise set forth in this Letter Agreement, upon the occurrence of the End Date, the offer set forth in this Letter Agreement shall be terminated and this Letter Agreement shall be null and void.

If you exercise your Warrants prior to the End Date, you (regardless if the Warrants are assigned or transferred by you after the date hereof and exercised by such assignee or transferee) will receive a warrant to purchase Common Stock substantially identical to the Warrant, representing the right to acquire one share of Common Stock for each Warrant Share acquired upon cash exercise of the Warrants after the date hereof and through the End Date (“Reload Warrant”). The Reload Warrant will be identical to the Warrants and grant you the same rights, benefits and obligations as the Warrants except (i) the Exercise Price will be equal to $1.00, (ii) the Reload Warrant may be exercised at all times beginning on the 6-month anniversary of the issuance date on a cash basis and also on a cashless basis as described in Section 2(d) of the Reload Warrant and only in the event a Registration Statement for the public resale of the Warrant Shares issuable upon exercise thereof is not effective (unless the Warrant holder has waived its right to have the resale of the Warrant Shares registered), (iii) the Reload Warrant does not contain any provisions for anti-dilution adjustment and (iv) DropCar will have the right to require you to exercise all or any portion of the Reload Warrant still unexercised for a cash exercise if the volume weighted average price (“VWAP”) for the Common Stock equals or exceeds $1.50 (subject to appropriate adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar transactions after the Issuance Date) for not less than ten (10) consecutive Trading Days. A form of Reload Warrant is annexed hereto as Exhibit A.

Additionally, in lieu of registration rights granted pursuant to the Securities Purchase Agreement and the Registration Rights Agreement referred to therein, until the Expiration Date of the Reload Warrants and at a time when Rule 144b(1)(i) under the Securities Act is unavailable for the resale of the Warrant Shares, if DropCar determines to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (but excluding Forms S-4 or S-8 and similar forms which do not permit such registration), then DropCar shall send to each holder of any of the Reload Warrants or Warrant Shares issued upon exercise of the Reload Warrants (collectively, the “Securities”) written notice of such determination and, if within fifteen calendar days after receipt of such notice, any such holder shall so request in writing, DropCar shall include in such registration statement all or any part of the Warrant Shares issuable upon exercise of the Reload Warrants, that such holder requests to be registered. Inclusion of such Warrant Shares issuable upon exercise of the Reload Warrants will be subject to customary underwriter cutbacks applicable to all holders of registration rights and minimum cutbacks in accordance with guidance provided by the SEC (including, but not limited to Rule 415). The obligations of DropCar under this paragraph may be waived by any holder of any of the Securities entitled to registration rights under this paragraph, in which case the Warrant Holder shall also be deemed to have waived its right to exercise the Reload Warrant on a cashless basis with respect to the Warrant Shares for which registration was waived. The holders whose Warrant Shares are included or required to be included in such registration statement are granted the same rights, benefits, liquidated or other damages and indemnification granted to other holders of securities included in such registration statement. In no event shall the liability of any holder of Securities or permitted successor be greater in amount than the dollar amount of the net proceeds actually received by such holder upon the sale of the Warrant Shares pursuant to such registration or such lesser amount in proportion to all other holders of securities included in such registration statement. All expenses incurred by DropCar in complying with this paragraph, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for DropCar, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the FINRA, transfer taxes, and fees of transfer agents and registrars, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of the Securities are called “Selling Expenses.” DropCar will pay all Registration Expenses in connection with such registration statement. Selling Expenses in connection with such registration statement shall be borne by the holders of the Securities and will be apportioned among all such holders in proportion to the number of Warrant Shares included in a registration statement for a holder relative to all the securities included therein for all selling holders, or as all holders may otherwise agree. It shall be a condition precedent to the obligations of DropCar to complete the registration pursuant to this paragraph with respect to the Warrant Shares of a particular holder that such holder shall furnish to DropCar in writing such information and representation letters, including a completed form of a securityholder questionnaire, with respect to itself and the proposed distribution by it as DropCar may reasonably request to assure compliance with federal and applicable state securities laws.

The Reload Warrant will be delivered within the same period after exercise of a Warrant as the Warrant Shares are deliverable upon exercise of the Warrant. The Reload Warrant will be deemed issued pursuant to the Securities Purchase Agreement, including with respect to the representations, warranties and undertakings therein contained, mutatis mutandis, which representations and warranties are accurate as of the dates made.

The Warrant Shares issuable upon exercise of the Warrants are presently registered for resale pursuant to an effective Registration Statement as described in the Registration Rights Agreement referred to in the Securities Purchase Agreement.

DropCar further undertakes to use best efforts to as promptly as practicable after the date of this Letter Agreement file a proxy statement with the Commission seeking stockholder approval to: (i) reduce the conversion price of the H-4 Shares and the exercise price of the remaining Warrant to $0.60; and (ii) issue all the shares of DropCar’s common stock issuable upon the full conversion of the H-4 Shares and exercise of the Warrants at $0.60. Upon receipt of such stockholder approval, the conversion price of the H-4 Shares and the exercise price of the remaining Warrant shall be immediately reduced to $0.60 (subject to adjustment as set forth in the certificate of designation of the H-4 Shares and the Warrants).

Subject to the terms hereof, the exercise of the Right may be made by you, in whole or in part, at any time or times on or after the date hereof by delivery to DropCar (or such other office or agency of DropCar as it may designate by notice in writing to you at the your address appearing on the books of DropCar) of a duly executed facsimile copy of the Notice of Issuance Form annexed hereto as Exhibit A. Partial exercises of the Right resulting in issuances of a portion of the total number of Reserved Shares available hereunder shall have the effect of lowering the outstanding number of Reserved Shares issuable hereunder in an amount equal to the applicable number of Reserved Shares issued. You and DropCar shall maintain records showing the number of Reserved Shares issued and the date of such issuances. DropCar shall deliver any objection to any Notice of Issuance Form within one (1) Business Day of receipt of such notice.

Certificates for the Reserved Shares issued hereunder shall be transmitted by the Transfer Agent to you by crediting the account of your prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if DropCar is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Reserved Shares to or resale of the Reserved Shares by you or (B) the Reserved Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by the Holder in the Notice of Issuance by the date that is three (3) Trading Days after the delivery to DropCar of the Notice of Issuance (such date, the “Share Delivery Date”). The Reserved Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such Reserved Shares for all purposes, as of the date the Right has been exercised. Issuance of certificates for Reserved Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by DropCar, and such certificates shall be issued in the name of the Holder. DropCar shall pay all Transfer Agent fees required for same-day processing of any Notice of Issuance. The Holder shall not have the right to exercise any portion of the Right, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Issuance, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Right. The Holder may decrease the Beneficial Ownership Limitation at any time and the Holder, upon not less than 61 days’ prior notice to DropCar, may increase the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Right held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to DropCar. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the Right. With respect to the Reserved Shares, this Agreement does not entitle the Holder to any voting rights, or other rights as a holder of Common Stock of DropCar prior to the exercise of the right to the extent possessing such rights would cause the Holder to exceed the Beneficial Ownership Limitation. It is the purpose of this Agreement that Holder not be deemed the beneficial owner of Common Stock in excess of the Beneficial Ownership Limitation. To the extent not available prior to the exercise of the Right, the Holder shall have all of the rights of a shareholder DropCar that acquired shares of DropCar under the Merger Agreement and the Reserved Shares will be deemed Shares with respect to the amount of Reserved Shares demanded in a Notice of Issuance. Until issuance as Shares, Reserved Shares will not be deemed outstanding as to those matters that require or can be effectuated by or with the consent of DropCar or DropCar shareholders under the Merger Agreement or any other document.

If DropCar, at any time while the Right exists: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of DropCar, then in each case the number of Reserved Shares issuable upon exercise of the Right shall be proportionately adjusted. Any adjustment made pursuant to this paragraph shall become effective immediately upon the record date for the determination of stockholders entitled to receive such dividend or distribution (provided that if the declaration of such dividend or distribution is rescinded or otherwise cancelled, then such adjustment shall be reversed upon notice to the Holder of the termination of such proposed declaration or distribution as to any unexercised portion of the Right at the time of such rescission or cancellation) and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If DropCar, at any time while the Right exists pays a cash dividend or otherwise makes a distribution or distributions on shares of its Common Stock, DropCar shall hold such amount that would be payable on the Reserved Shares if they had been issued, and pay such amount of each Reserved Share as it is issued in accordance with this Letter Agreement.

In addition to any other rights available to the Holder, if DropCar fails to cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing the Reserved Shares pursuant to an exercise on or before the Share Delivery Date, and if after such date and prior to the delivery of such certificate or certificates the Holder is required to purchase (in an open market transaction or otherwise) or the Holder’s broker otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Reserved Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then DropCar shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Reserved Shares that DropCar was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Right and equivalent number of Reserved Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded, and the Holder shall promptly return to DropCar the certificates issued to such Holder pursuant to the rescinded Notice of Issuance) or deliver to the Holder the number of shares of Common Stock that would have been issued had DropCar timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence DropCar shall be required to pay the Holder $1,000. The Holder shall provide DropCar written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of DropCar, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to DropCar’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Right as required pursuant to the terms hereof.

If at any time DropCar grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of the Right (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage). If, at any time while the Right remains outstanding, (i) DropCar, directly or indirectly, in one or more related transactions engages in a Fundamental Transaction as defined in the Warrants, then, with respect to such Fundamental Transaction, the Holder will be deemed to be the record owner of the Reserved Shares entitled to all the benefits and rights of a holder of Common Stock and Warrants to the same extent as a holder of Warrants has such rights with respect to Warrants and Warrant Shares issuable upon exercise of Warrants. If (A) DropCar shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) DropCar shall declare a special nonrecurring cash dividend on or a redemption of Common Stock, (C) DropCar shall authorize the granting to all holders of Common Stock rights or Warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of DropCar shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which DropCar is a party, any sale or transfer of all or substantially all of the assets of DropCar, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) DropCar shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of DropCar, then, in each case, DropCar shall cause to be mailed to the Holder at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding DropCar or any of its subsidiaries, DropCar shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise the Right during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

[Signature Page to Follow]

If this proposal is acceptable to you, please indicate your consent below and return this Letter Agreement to DropCar electronically.

Very truly yours,

DropCar, Inc.

By:

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Maximum Number of Warrant Shares Desired to be Exercised:

Aggregate Exercise Price:

DTC Instructions:

SCHEDULE A

HOLDER	WARRANT NO.	SHARES OF SERIES H-4 SHARES CURRENTLY HELD	NUMBER OF WARRANT SHARES UNDERLYING SERIES H-4 WARRANTS	NUMBER OF SERIES H-4 WARRANT SHARES INITIALLY ELIGIBLE TO BE EXERCISED PURSUANT TO OFFER	NUMBER OF WARRANT SHARES INITIALLY ISSUABLE UPON CASH EXERCISE OF WARRANT
Alpha Capital Anstalt	2018H4-1	11,093	1,109,300	645,337	645,337
Iroquois Capital Investment Group LLC	2018H4-2	3,184	318,400	185,230	185,230
Iroquois Master Fund LTD.	2018H4-3	3,184	318,400	185,230	185,230
Mada Equities LLC	2018H4-4	1,061	106,100	61,724	61,724
The Hewlett Fund LP	2018H4-5	1,061	106,100	61,724	61,724
Zeiger Tower LLC	2018H4-6	530	53,000	30,833	30,833
L1 Capital Global Opportunities Master Fund	2018H4-7	1,910	191,000	111,115	111,115
Brio Capital Master Fund LTD.	2018H4-8	2,123	212,300	123,506	123,506
SOS Investors Group LLC	2018H4-9	318	31,800	18,500	18,500
Isaac Fruchthandler	2018H4-10	74	7,400	4,305	4,305
Fame Associates	2018H4-11	743	74,300	43,224	43,224
Richard Molinsky	2018H4-12	191	19,100	11,111	11,111
Palladium Capital Advisors, LLC	2018H4-13	1,371	137,100	79,758	79,758